Exhibit 99.1

GOTHAM BANK OF NEW YORK

BALANCE SHEET

June 30, 2012
Assets:
Cash and due from banks	$152,437
Total available for sale securities	67,571
Loans:
Commercial real estate, commercial business	207,268
Consumer loans	477

Total loans, gross	207,745
Allowance for loan losses	(1,910)

Total loans, net	205,835
Federal Home Loan Bank stock, at cost	1,045
Accrued interest receivable	308
Premises and equipment, net	500
Other assets	1,794

Total assets	$429,490

Liabilities:
Deposits
Demand Deposits	$80,528
NOW deposits	8,598

Total transaction accounts	89,126
Savings	4,543
Money market deposits	130,110
Certificates of deposit	140,756

Total deposits	364,535
Securities sold under agreements to repurchase	20,000
FHLB andvances	10,000
Other liabilities	1,979

Total liabilities	396,514

Common stock	3,052
Additional paid in capital	2,747
Treasury stock	(763)
Retained earnings	28,048
Accumulated other comprehensive loss, net of taxes	(108)

Stockholders’ equity	32,976

Total liabilities and stockholders’ equity	$429,490

GOTHAM BANK OF NEW YORK

STATEMENTS OF INCOME

	For the Six Months Ended June 30,
	2012	2011
Interest income:
Loans	$5,050	$3,959
Investment securities	1,042	2,916

Total interest and dividend income	6,092	6,875
Interest expense:
Deposits	1,503	1,433
Borrowings	342	653

Total interest expense	1,845	2,086

Net interest income	4,247	4,789
Provision for loan losses	(492)	397

Net interest income after provision for loan losses	4,739	4,392
Non-interest income:
Deposit fees and service charges	120	109
Net gain on sale of securities	1,693	678
Other	200	142

Total non-interest income	2,013	929
Non-interest expense:
Compensation and employee benefits	1,843	2,204
Occupancy and office operations	539	567
Advertising and promotion	37	38
Professional fees	331	265
FDIC insurance and regulatory assessments	109	222
Other	306	322

Total non-interest expense	3,165	3,618
Income before income tax expense	3,587	1,703
Income tax expense	1,623	778

Net Income	$1,964	$925

GOTHAM BANK OF NEW YORK

STATEMENT OF CASH FLOWS

	Six months ended 30-Jun-12	Six months ended 30-Jun-11
Cash Flows from operating activities
Net income	$1,964	$925
Adjustments
Provision for loan losses	(492)	397
Depreciation and amoritization	54	87
Net realized gain on sales of securities	(1,693)	(678)
Stock based compensation expense	3	19
Changes in assets and liabilities
Accrued interest receivable	825	(161)
Other Assets	(816)	(649)
Other liabilities	380	1,746

Net cash from operating activities	225	1,686

Cash flows from investing activities
Changes in available for sale securities	139,088	(104,402)
Changes in held to maturity securities	—	77,244
Changes in net loans	(26,100)	(24,374)
Net decrease (increase) in FHLB stock	—	29
Changes in premises and equipment	8	(19)

Net cash for investing activities	112,996	(51,522)

Cash flows from financing activities
Net change in deposits	(4,920)	18,095
Cash dividends paid	(147)	(503)
Purchase of treasury stock	—	(126)

Net cash from financing activities	(5,067)	17,466

Net increase in cash and cash equivalents	108,154	(32,370)

Cash and cash equivalents at beginning of year	44,283	43,034

Cash and cash equivalents at end of year	$152,437	$10,664